Exhibit 99.1

Rochester Medical Reports First Quarter Results

Stewartville, MN January 18, 2005.

Rochester Medical Corporation (NASDAQ: ROCM) today announced operating results for its first quarter ended December 31, 2004.

The Company reported sales of $3,665,000 for the quarter compared to $3,348,000 for the first quarter of last year. It also reported a net income of $122,000 or $.02 per share for the quarter compared to $64,000 or $.01 per share for the first quarter of last year. The 9% increase in revenues resulted from increased sales of Rochester Medical® branded products and increased sales of Private Label products. The 91% increase in earnings resulted from higher contribution from increased sales partially offset by increased operational expenses primarily related to Marketing and Selling and General Administrative activities.

Commenting on the quarter, Company CEO and President Anthony J. Conway said, “The first quarter was in line with our expectations. I am pleased with the overall growth in sales of our Rochester Medical branded products which increased 16% over the same period last year. Private Label sales increased a modest 4%.

“We remain very pleased with the market acceptance of our advanced products, and we expect further growth as we introduce important new products this quarter and throughout the year.”

The immediately preceding statement contains forward-looking statements that involve risks and uncertainties, including the uncertainty of gaining acceptance of the anti- infection catheters and hydrophilic catheters in the marketplace, the uncertainty of new product introductions, the uncertainty of gaining new strategic relationships, the uncertainty of timing of private label sales revenues (particularly international customers), FDA and other regulatory review and response times, as well as other risk factors listed from time to time in the Company’s SEC reports and filings, including, without limitation, the section entitled “Risk Factors” in the Company’s Annual report on Form 10-K (Part II, Item 6) for the year ended September 30, 2004.

Rochester Medical Corporation develops, manufactures, and markets latex-free disposable medical catheters and devices for urological and continence care applications. The Company markets under its own Rochester Medical brand and under private label arrangements.

For further information, please contact Anthony J. Conway, President and Chief Executive Officer of Rochester Medical Corporation at (507) 533-9600. More information about Rochester Medical is available on its website at http://www.rocm.com.

Rochester Medical has scheduled a conference call today at 4:00 p.m., C.S.T. regarding this announcement. The call is being webcast by Thompson/CCBN and can be accessed at Rochester Medical’s website www.rocm.com. To listen live to the conference call via telephone, call:

1-800-510-9836, password 32605384

Replay will be available for seven days at:

www.rocm.com or via telephone at 1-888-286-8010, password 42908245.

Rochester Medical Corporation
Press Release - F05 First Quarter
Condensed Balance Sheets
	December 31,	September 30,
	2004	2004
Assets
Current Assets
Cash and equivalents	$367,168	$620,441
Marketable securities	5,263,049	5,251,763
Accounts receivable	2,380,077	2,631,188
Inventories	4,400,576	3,945,313
Prepaid expenses and other assets	385,377	273,229

Total current assets	12,796,247	12,721,934
Property and equipment	8,316,969	8,442,427
Intangible assets	229,607	219,296

	$21,342,823	$21,383,657

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$655,263	$778,766
Accrued expenses	564,661	595,145
Short-term debt	34,000	34,000
Current Maturities of Capital Leases	38,143	37,611
Deferred revenue	157,143	157,143

Total current liabilities	1,449,210	1,602,665
Long-term debt
Long term debt	68,000	68,000
Capital leases, less current portion	94,077	103,814
Deferred revenue	682,143	721,429

Total long term debt	844,220	893,243
Stockholders' equity	19,049,393	18,887,749

	$21,342,823	$21,383,657

Rochester Medical Corporation
Press Release - F05 First Quarter
Summary Statements Of Operations
	Three months ended
	December 31,
	2004	2003
Sales	$3,665,272	$3,348,474
Cost of sales	2,267,278	2,153,705

Gross profit	1,397,994	1,194,769
Gross profit %	38%	36%
Costs and expense:
Marketing and selling	570,538	510,665
Research and development	196,730	176,771
General and administrative	537,028	456,581

Total operating expenses	1,304,296	1,144,017

Income from operations	93,698	50,752
Other income
Interest income	28,298	12,836

Net Income	$121,996	$63,588

Earnings per common share — Basic	$0.02	$0.01

Earnings per common share — Diluted	$0.02	$0.01

Shares in per share
computation Basic	5,448,287	5,427,709

Shares in per share
computation Diluted	5,683,360	5,725,215